Exhibit (a)(2)(lxv)

[Letterhead of J.P. Morgan plc]

PRIVATE AND CONFIDENTIAL

March 26, 2007

The Board of Directors

Endesa, S.A.

Rivera del Loira, 60

28042 Madrid

Ladies and Gentlemen:

You have requested that J.P. Morgan plc (“JPMorgan”) provide an opinion with respect to the adequacy, from a financial point of view, of the Consideration (as defined below) proposed to be paid to the holders of the ordinary shares of Endesa S.A. (“Endesa” or the “Company”), nominal value €1.2 each (the “Endesa Ordinary Shares”), including holders of American Depositary Shares representing Endesa Ordinary Shares (the “Endesa ADSs” and together with the Endesa Ordinary Shares, the “Endesa Shares”) (collectively, the “Endesa Shareholders”), pursuant to the offer made by EON ZWÖLFTE VERWALTUNGS GMBH  (“E.On”) to purchase all of the outstanding Endesa Shares, upon the terms and subject to the conditions set forth in the offer prospectus (the “Offer Prospectus”) filed by E.On and authorised  by the Spanish Comisión Nacional de Mercado de Valores on November 16, 2006, and improved by E.On on March 26, 2007 (the “Improved Offer”).  The nominal value of the Improved Offer is €40 for each Endesa Share.  The consideration proposed to be paid pursuant to the Offer will only be in the form of cash (the “Consideration”).

Please be advised that while certain provisions of the Improved Offer are summarized above, the terms of the Improved Offer are more fully described in the Offer Prospectus.  As a result, the description of the Improved Offer is qualified in its entirety by reference to the more detailed information appearing or incorporated by reference in the Offer Prospectus.

In arriving at our opinion, we have reviewed (i) the Improved Offer and the Offer Prospectus; (ii) the conditions to the Offer imposed by the Spanish Ministry of Industry in its resolution dated 4 of November 2006; (iii) certain publicly available information concerning the business of the Company and of certain other companies engaged in businesses comparable to the Company, and the reported market prices for certain other companies’ securities deemed comparable; (iv) publicly available terms of certain offers involving companies comparable to the businesses of the Company and the consideration received for such companies; (v) current and historical market prices of the common stock of the Company; (vi) the audited financial statements of the Company for the fiscal years ended December 31, 2004 and December 31, 2005; (vii) the document on Preliminary 2006 Results and 2009 Targets released by the Company on January 24, 2007; and (viii) certain financial projections as well as other financial analyses and forecasts prepared by the Company and its management.

In addition, we have held discussions with certain members of the management of the Company with respect to certain aspects of the Improved Offer, the past and current business operations of the Company, and certain other matters we believed necessary or appropriate to our inquiry.  We have reviewed such other financial studies and analyses and considered such other information as we deemed appropriate for the purposes of this opinion.

In performing such analysis, we have used such valuation methodologies as we have deemed necessary or appropriate for the purposes of this opinion.  Our view is based on (i) our consideration of the information the Company has supplied to us to date, and (ii) our understanding of the terms of the Improved Offer presented by E.On as well as of related governmental/regulatory approvals.

In giving our opinion, we have relied upon and assumed, without independent verification, the accuracy and completeness of all information that was publicly available or was furnished to us by the Company or otherwise reviewed by us, including the information in the Improved Offer, and we have relied on it being complete and accurate in all material respects.  We have not verified the accuracy or completeness of any such information and we have not conducted any evaluation or appraisal of any assets or liabilities, nor have any such evaluations or appraisals been provided to us.  In relying on financial analyses and forecasts provided to us, we have assumed that they have been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments by management as to the expected future results of operations and financial condition of the Company to which such analyses or forecasts relate.  We have also assumed that the Improved Offer will have the consequences described in discussions with, and materials furnished to us by, representatives and advisers of the Company. We have also assumed that the Improved Offer will be accounted for under current accounting principles in Spain.

Our opinion is necessarily based on economic, market and other conditions as in effect on, and the information made available to us as of, the date hereof. It should be understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise, or reaffirm this opinion. In the ordinary course of their businesses, affiliates of JPMorgan may actively trade the debt and equity securities of the Company or E.On, for their own accounts, or for the accounts of customers, and accordingly, may at any time hold a long or short position in such securities.

We are expressing no opinion herein as to the price at which any Endesa Shares will trade at any time. Other factors after the date hereof may affect the value of the businesses of the Company, including but not limited to (i) the total or partial disposition of the share capital of the Company by their shareholders within a short period of time, (ii) changes in prevailing interest rates and other factors which generally influence the price of securities, (iii) adverse changes in the current capital markets, (iv) the occurrence of adverse changes in the financial condition, business, assets, results of operations or prospects of the Company, and (v) any necessary actions by or restrictions of any governmental agencies or regulatory authorities. No opinion is expressed whether any alternative transaction might be more beneficial to the Company. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing as of the date hereof.

We have acted as financial advisor to Endesa in connection with the Improved Offer pursuant to our engagement by the Company.  We expect to receive fees for our services in connection with our engagement, a portion of which is dependent on the outcome of the Improved Offer and certain other contingencies, and Endesa has agreed to reimburse our expenses and indemnify us against certain liabilities arising out of our engagement.

Please be advised that we have had and continue to have significant and on-going financial advisory and other relationships with the Company and, subject to appropriate procedures and consents, we are providing and in the future may provide financing services to one or more third parties regarding competing transactions, for which we may also receive fees and other compensation from such third parties.  Please be also advised that we have an investment banking and commercial banking relationship with E.On, and in particular have been appointed to provide financing to E.On in relation to the Improved Offer.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration is fair from a financial point of view to the Endesa Shareholders.

This letter is provided solely for the benefit of the Board of Directors of the Company in connection with and for the purposes of, their consideration of the Improved Offer, does not constitute a recommendation to any stockholder of the Company as to whether or not such stockholder should tender Endesa Shares pursuant to the Improved Offer or any other matter, and is not on behalf of, and shall not confer rights or remedies upon, any shareholder of the Company or E.On, or any other person other than the Board of Directors of the Company or be used for any other purpose.  This opinion may not be disclosed, referred to or communicated by you (in whole or in part) to any third party for any purpose whatsoever except with our prior written consent in each instance, except that  a copy of this letter may be reproduced in full and included in any communication to the shareholders of the Company, including any Solicitation/Recommendation Statement on Schedule 14D-9 required to be filed by Endesa with the U.S. Securities and Exchange Commission and any Article 20 Recommendation Statement required to be filed with the Spanish Comision Nacional de Mercado de Valores, in each case with respect to the Improved Offer.

This opinion has been provided in English and in Spanish.  In the event of a discrepancy between the two versions, the English version shall prevail.

Very truly yours,

J.P. MORGAN PLC

By:	/s/ Enrique Casanueva
Name:	Enrique Casanueva
Title:	Managing Director